Exhibit 4.1

THIS NOTE AND THE COMMON STOCK INTO WHICH THIS NOTE ARE CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR IF THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

SENIOR CONVERTIBLE PROMISSORY NOTE
{PRIVATE}

$	New York, New York
Interest Rate of 8% per annum	February __, 2011

For value received, FusionTech, Inc. a Nevada corporation (the “Payor”), hereby promises to pay to the order of ________________________ or assigns (the “Payee”), the principal amount of ________________________ U.S. DOLLARS ($_____________), plus interest accrued thereon as provided in this Note on (the “Maturity Date”) the earlier of  (i) 180 days after the date hereof; provided, that if such date is a Saturday, Sunday or a holiday observed by New York City money center banks, such day will be on the next weekday that is not a Saturday, Sunday or holiday (a “Business Day”) or (ii) four (4) Business Days after a Form 424(b) is publically filed with the Securities and Exchange Commission announcing the pricing of the Payor’s common stock, par value $.001 per share (the “Common Stock”), for its first public offering of its Common Stock (the “IPO”). All payments required to be made hereunder shall be made in U.S. dollars. Interest shall accrue on the unpaid balance of the principal amount of this Note (without any compounding) from and including the date hereof to but excluding the date on which the principal amount of this Note is paid in full (or converted in accordance with Section 5 hereof) at a rate per annum (computed on the basis of a 365-day year and the actual number of days elapsed) equal to eight percent (8%) (the “Interest Rate”). The principal of, and accrued interest on, this Note shall be payable at maturity, unless the principal amount is converted in accordance with Section 5 hereof, in which case all accrued interest shall be payable, by wire transfer of immediately available funds to the account of the Payee or by certified or official bank check payable to the Payee mailed to the Payee at the address of the Payee as set forth on the records of the Payor or such other address as shall be designated in writing by the Payee to the Payor. This Note is one of a duly authorized issue of notes (the “Notes”) in the aggregate principal amount of not less than Five Hundred Thousand Dollars ($500,000) and not more than Three Million Six Hundred Thousand Dollars ($3,600,000) issued pursuant to Subscription Agreements, dated as of the date hereof, between the Payor and the respective purchaser parties thereto. All principal and interest is to be paid without setoff or counterclaim as set forth below. The proceeds from the Notes shall be used for working capital and plant expansion. A portion of the proceeds will be used to pay legal expenses of the Placement Agent and any branch or other party with whom the Placement Agent may have an agreement with respect to payment of its expenses. Payor further agrees as follows:

SECTION 1.  Prepayment.  This Note shall not be prepaid in whole or in part prior to the Maturity Date.

SECTION 2.  Defaults.

2.1.          Events of Default. Upon the occurrence of any of the following events, the entire unpaid principal of this Note, together with all accrued interest hereon, shall become immediately due and payable, and the Payee shall be entitled to pursue all remedies which the Payee may have, at law or in equity, for the enforcement and collection hereof:

(a)           The failure of the Payor to make full payment of all interest and principal due on this Note on the Maturity Date unless the principal amount of the Note is converted into Common Stock in accordance with the terms herein, in which case it shall be an event of default if all interest accrued is not paid when due on the Note;

(b)           any representation, warranty, or certification made by the Payor pursuant to this Note or in the related Registration Rights Agreement or Subscription Agreement executed by the Payor, of even date hereof, shall prove to have been false or misleading as of the date made in any material respect and has not been cured within 10 Business Days of the occurrence thereof or within the cure period set forth therein, whichever is greater;

(c)           The Payor shall make an assignment for the benefit of creditors, file a petition in bankruptcy, consent to entry of an order for relief against it in an involuntary case, be adjudicated insolvent or bankrupt, petition or apply to any tribunal for the appointment of any receiver, trustee or similar official for it or a substantial part of its assets, or commence any proceedings under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; there shall occur the appointment of a receiver, trustee, assignee, liquidator, custodian or similar official of it or a substantial part of its assets; or there shall have been filed any such petition or application or any such proceeding shall have been commenced against it, which remains undismissed for a period of sixty (60) days or more; the Payor by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of any trustee for it or any substantial part of any of its properties; or

(d)           A court of competent jurisdiction shall enter an order or decree under any bankruptcy law that is for relief against the Payor in an involuntary case, appoints a receiver, trustee, assignee, liquidator or similar official of the Payor or for any substantial part of its property, or orders the liquidation of the Payor; and the order or decree remains unstayed and in effect for 30 days.

2.2           Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Payee of this Note may, at any time, at its option, declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Payor. The interest rate on this Note shall increase to 13% per annum for so long as there is interest or principal due thereon. The Payor shall pay to the Payee such additional amounts as shall be sufficient to pay the Payee's actual and reasonable costs and expenses of collection, including without limitation, reasonably attorney's fees and expenses. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Payee’s right to pursue actual damages for any failure by the Payor to comply with the terms of this Note.

SECTION 3.  Seniority. The Notes shall be senior in right of payment to any and all other future indebtedness of the Payor.

SECTION 4.  Defenses.  The obligations of the Payor under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

SECTION 5.  Conversion into Equity Securities.

5.1           Optional Conversion.  At the option of the Payee, the principal amount of this Note may be converted into shares of the Payor’s Common Stock at any time between the dates that a Form 424(b) is publically filed with the Securities and Exchange Commission announcing the pricing of the Payor’s Common Stock for an IPO (the “IPO Pricing”) and two (2) Business Days thereafter at a per share conversion price equal to the price per share of the Common Stock offered to the public in the IPO. The Payee shall give written notice of conversion by faxing the notice attached hereto as Exhibit A no later than 5:00 p.m Eastern Daylight Time on the second Business Day following the IPO Pricing.

5.2           No Fractional Shares.  No fractional shares of stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Payee would otherwise be entitled, the number of shares to be issued to Payee will be rounded up to the nearest whole share amount.  Upon conversion of this Note, the Payee shall surrender this Note at the principal offices of the Payor or any transfer agent of the Payor.  The Payee shall also become a party to such other agreements as are entered into by purchasers of the equity securities and shall execute and deliver to the Payor upon request any such agreements.  At its expense, the Payor will, as soon as practicable thereafter, issue and deliver to such Payee a certificate or certificates for the number of shares of equity securities to which such Payee is entitled upon such conversion, together with any other securities and property, if any, to which the Payee may be entitled upon such conversion, under the terms of this Note.  Upon conversion of this Note, the Payor will be forever released from its obligation to pay the principal amount of this Note. However, the Payor will continue to be obligated to pay the interest that shall have accrued on the Note prior to conversion.

5.3           Sale of Payor. In the event of a sale of the Payor (as defined below), the Payee shall have the right to convert the principal due on this Note into shares of the Payor’s Common Stock, at a rate of one share of Common Stock for each four dollars ($4.00) of indebtedness evidenced by this Note. For purposes of this Note, “Sale of the Payor” shall mean the sale of the Payor to a third party or parties pursuant to which such party or parties acquire (i) a majority of the capital stock of the Payor on a fully diluted basis (whether by merger, consolidation or issuance, sale or transfer of the Payor’s capital stock) or (ii) all or substantially all of the Payor’s assets determined on a consolidated basis.

SECTION 6.  Registration Rights.  The Common Stock issuable by conversion under this Note shall be subject to a Registration Rights Agreement between the Payor and Payee.

SECTION 7.  Covenants.

7.1           Affirmative Covenants.  The Payor covenants and agrees that, while this Note is outstanding, it shall:

(a)           Timely file all periodic reports as required by the rules and regulations promulgated by the Securities and Exchange Commission;

(b)           Comply in all material respects with the securities laws, rules and regulations of the United States and the States therein;

(c)           Comply in all respects with all statutes, laws, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements (“Requirement(s)”) of all governmental bodies, departments, commissions, boards, companies or associates insuring the premises, courts, authorities, officials, or officers, which are applicable to the Payor; except wherein the failure to comply would not have a material adverse effect on the Payor; provided that nothing contained herein shall prevent the Payor from contesting the validity or the application of any Requirements; and

(d)           Comply with all of its material business obligations so as not to cause a default of a material agreement.

7.2.          Negative Covenants.  The Payor covenants and agrees that while this Note is outstanding it will not directly or indirectly:

(a)           Declare or pay any dividends or make any other distributions on any shares of the Payor’s capital stock;

(b)           Create any obligation senior to this Note;

(c)           Increase the compensation of its existing officers and directors from the levels in effect as of the date hereof; or

(d)           Dissolve, liquidate or wind up the affairs of the Payor;

 Notwithstanding the foregoing, it is acknowledged that the Payor intends to commence an IPO which shall not be deemed to breach the covenants contained in this Note and the Payee agrees to such IPO.

SECTION 8.  Miscellaneous.

8.1           Required Consent.  The Payor may not modify any of the terms of this Note without the prior written consent of at least a majority in aggregate principal amount of the Notes at the time outstanding; provided, however, that no such instrument shall (a) reduce or extend the fixed maturity of any Note, increase or reduce the rate of payment of interest thereon, change the currency for payment of principal and/or interest under any Note, or relieve the Payor of its obligation to pay principal and interest then due or (b) reduce the aforesaid percentage of Notes, the Payees of which are required to consent to any such instrument, without the consent of the Payees of at least 66-2/3% of the Notes then outstanding.

8.2           Lost Documents.  Upon receipt by the Payor of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Payor of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Payor will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of the Note.

8.3           Benefit.  This Note shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

8.4           Notices and Addresses.  All notices, offers, acceptances and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressee in person, by FedEx or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, unless such notice is in connection with the conversion of this Note in accordance with the terms herein, in which case such notice must be transmitted to the Payor by facsimile delivery only in accordance with the notice attached hereto as Exhibit A, as follows:

To Payee:	To Payee's address in the records of the Payor as set forth on the Investor Questionnaire of the Payee

To the Payor:	FusionTech Inc.
No. 26 Gaoneng Street, High Tech Zone, Dalian,
Liaoning Province, China 116025
Attn: Mr. Lixin Wang

And Copies to the
U.S. Agent for Service of Process

The Newman Law Firm PLLC
44 Wall Street, 20th Floor
New York, New York 10005
Attn: Robert Newman, Esq.
Fax: (212) 202-6055

or to such other address as any of them, by notice to the others may designate from time to time. Time shall be counted to, or from, as the case may be, the delivery in person or five (5) business days after mailing.

8.5           Governing Law.  This Note and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed and interpreted according to the internal laws of the State of New York and the Payor agrees that service of process upon it mailed by certified mail to its New York agent for service of process, the Newman Law Firm, PLLC at its address set forth above shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, without regard to principles of conflicts of law.

8.6           Section Headings.  Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

IN WITNESS WHEREOF, this Senior Secured Promissory Note has been executed and delivered on the date and year specified above by the duly authorized representative of the Payor.

FUSIONTECH, INC.

By:___________________________
Name: Lixin Wang
Title: Chief Executive Officer